Exhibit 10.1

RESTRICTED STOCK UNIT AWARD

Award Number:

Award Date	Number of Units	Final Vesting Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

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1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock, except as provided below. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4.

(b) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole

Restricted Stock Units, at the times provided in Section 2, 3 or 4, as applicable, unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans.

(c) Dividends. If a cash dividend is declared and paid by the Company with respect to the Common Stock, the Participant shall be credited as of the applicable dividend payment date with an additional number of whole and/or fractional Restricted Stock Units (the “Dividend Units”) equal to (A) the total cash dividend the Participant would have received had the Participant’s Restricted Stock Units (and any previously credited Dividend Units with respect thereto) been actual shares of Common Stock, divided by (B) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date. As of each vesting date pursuant to Sections 2, 3 or 4, the number of Dividend Units paid on the Restricted Stock Units vesting on such vesting date shall become vested, earned and payable in the form of shares of Common Stock; provided, however, that any vested Dividend Units not converted into a whole share of Common Stock may be converted into a fractional Dividend Unit, cash or carried forward to a future vesting date in accordance with the rules and regulations of agent selected by the Committee to administer the Plan. To the extent a Participant’s rights to any unvested Restricted Stock Units are forfeited, the Dividend Units paid on such forfeited Restricted Stock Units shall also be forfeited. The terms of this Award certificate shall apply to all Dividend Units paid on the Restricted Stock Units.

2. Vesting. Subject to the terms and conditions of this Award,         % of the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, on each of the                                          of the Award Date if Participant remains continuously employed by the Company until the respective vesting dates. Any Restricted Stock Units that vest pursuant to this Section 2 shall be paid to Participant not later than seventy four (74) days after the applicable vesting date.

3. Early Vesting On Certain Terminations On or After Change in Control. Notwithstanding the other vesting provisions contained in Section 2 and Section 4, but subject to the other terms and conditions set forth herein, all of the Restricted Stock Units shall become immediately and unconditionally vested if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement (as defined below), (iv) due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, or (v) in the circumstances described in Section 4(c). Any Restricted Stock Units that vest pursuant to this Section 3 shall be paid to Participant in a lump sum within thirty (30) days after the date of such Separation from Service. For purposes of this Award:

(a) “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

(b) “Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Ethics and Integrity, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, or (e) material breach of any employment agreement between Participant and the Company or any Affiliate, if any. The Company will, within 90 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

(c) “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:

(i)	any reduction in Participant’s base salary or a significant reduction in Participant’s total compensation;

(ii)	a reduction in Participant’s annual or long-term incentive opportunities;

(iii)	a diminution in Participant’s duties, responsibilities or authority;

(iv)	a significant diminution in the budget over which the Participant retains authority;

(v)	a change in Participant’s reporting relationship; or

(vi)	a relocation of more than 25 miles from Participant’s primary office location.

Participant will, within 90 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail; provided however that this notice period shall be shortened or waived to the extent necessary if compliance with the notice period would cause the termination for Good Reason to occur following the second anniversary of the effective date of the Change in Control. Except as contemplated by the preceding sentence, in any instance where Participant may have grounds for Good Reason, failure by Participant to provide written notice of the grounds for Good Reason within 90 days of discovery shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.

(d) “Separation from Service” shall mean when Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(e) Section 409A - Possible Acceleration of Payment. The Committee may provide for payment of the outstanding Restricted Stock Units in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Company. If the outstanding Restricted Stock Units are to be so terminated, they shall be deemed fully vested upon such termination. Notwithstanding anything in the Plan or any other agreement to the contrary, there is no discretion to change the time of payment of the Restricted Stock Units (in connection with a Change in Control, similar event, or otherwise) except as expressly provided in this Section 3 or as otherwise permitted under, and would not result in any tax, penalty or interest under, Section 409A of the Code.

(f) Section 409A - Possible Six-Month Delay in Payment. Notwithstanding any provision of this Award certificate to the contrary, if payment of the Restricted Stock Units is triggered by Participant’s Separation from Service as provided in this Section 3 and, as of the date of such Separation from Service, Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company), Participant shall not be entitled to such payment of the Restricted Stock Units until the earlier of (i) the date which is six (6) months after Participant’s Separation from Service for any reason other than death, or (ii) the date of Participant’s death. Any amounts otherwise payable to Participant upon or in the six (6) month period following Participant’s Separation from Service that are not so paid by reason of this Section 3(f) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Participant’s death). The provisions of this Section 3(f) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

4. Termination of Employment.

(a) Termination of Employment Generally. Except as expressly provided in Section 3 or this Section 4, if, prior to vesting of the Restricted Stock Units pursuant to Section 2, Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), and does not continue after such cessation of service to be either an employee of the Company or any Affiliate, then Participant’s rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited on the date of termination.

(b) Death. If Participant dies while employed by the Company or any Affiliate, then all unvested Restricted Stock Units shall become immediately vested, and the restrictions with respect to all of the Restricted Stock Units shall lapse, as of the date of such death. Any Restricted Stock Units that vest pursuant to this Section 4(b) shall be paid to Participant’s estate not later than 90 days after the date of such death.

(c) Severance. If Participant’s employment with the Company or any Affiliate terminates at a time when Participant is not eligible for Retirement (and other than due to Participant’s death or permanent long-term disability) and, in the circumstances, Participant is entitled to severance or separation pay, the following provisions of this Section 4(c) will apply. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof, then the Restricted Stock Units shall continue to vest, and the restrictions with respect to the Restricted Stock Units shall continue to lapse, for the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company, then vesting of the Restricted Stock Units, and lapsing of their restrictions, shall continue for the period of such severance that Participant would be entitled to receive under that agreement as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then vesting of the Restricted Stock Units, and lapsing of their restrictions, shall continue for the lesser of (i) the period Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments or (ii) the period of separation pay. In any case, should Participant’s severance or separation pay be paid in a lump sum versus bi-weekly payments, the Restricted Stock Units shall continue to vest for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly. Any Restricted Stock Units that vest pursuant to this Section 4(c) shall be paid to Participant not later than seventy four (74) days after the applicable vesting date of the Restricted Stock Units under the original vesting schedule set forth in Section 2. For avoidance of doubt, any Restricted Stock Units that are unvested on the date of termination of Participant’s employment and do not vest under the schedule set forth in Section 2 during the applicable severance or separation pay period identified above in this Section 4(c) shall be forfeited.

(d) Retirement or Permanent Long-Term Disability. If Participant ceases to be an employee of the Company or any Affiliate and either (i) Participant is eligible for Retirement at the time of such termination of employment or (ii) Participant’s employment terminates due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, then the vesting of the Restricted Stock Units shall continue as if such termination of employment had not occurred, subject to provisions set out in the section entitled “Forfeiture of Restricted Stock Units and Shares of Common Stock” below. Any Restricted Stock Units that vest pursuant to this Section 4(d) shall be paid to Participant not later than seventy four (74) days after the applicable vesting date of the Restricted Stock Units under the original vesting schedule set forth in Section 2.

(e) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or permanent long-term disability or (ii) a termination by the Company for Cause.

For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by the Company or any Affiliate before the date of such acquisition.

5. Restriction on Transfer. Participant may not transfer the Restricted Stock Units except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder. Any attempt to otherwise transfer the Restricted Stock Units shall be void.

6. Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that shares of Common Stock are issued upon the vesting of Restricted Stock Units and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One third ( 1/3) of the net number of any shares of Common Stock issued to Participant upon the vesting of Restricted Stock Units at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or

Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the applicable vesting date. For purposes of this Award, the “net number of any shares of Common Stock issued” shall mean the number of shares issued upon vesting of Restricted Stock Units after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the issuance of the shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

7. Forfeiture of Restricted Stock Units and Shares of Common Stock. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Restricted Stock Units, or be required to repay the Company for the value realized in respect of all or a portion of the Restricted Stock Units.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 8 below, then any unvested Restricted Stock Units shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Restricted Stock Units that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units on the date the Restricted Stock Units became vested.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any Restricted Stock Units that have not yet been settled in shares of Common Stock (including any deferred compensation credits under the Company’s non-qualified compensation deferral plans in respect of Restricted Stock Units that have previously become vested) shall be immediately and irrevocably forfeited without any payment therefore. In addition, for any Restricted Stock Units that became vested during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such Restricted Stock Units under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units on the date the Restricted Stock Units became vested.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Restricted Stock Units to Participant. By receiving the grant of Restricted Stock Units hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

8. Restrictive Covenants. In consideration of the terms of this Award and Participant’s access to Confidential Information, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and information. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact to further the Company’s business, or for whom Participant provided services or supervised employees who provided those services, or (b) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts.

(ii)	Hire, employ, recruit or solicit any Company employee or consultant.

(iii)	Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s employment.

(ii)	Assist anyone in any of the activities listed above.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Restricted Stock Unit Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

9. Adjustments to Restricted Stock Units. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Restricted Stock Units.

10. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of shares or the lapse of restrictions relating to the Restricted Stock Units, by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the applicable vesting date, Participant notifies the Company that Participant has elected, and makes appropriate arrangements, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

11.	Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any shares of Common Stock upon the vesting of any Restricted Stock Units until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 8 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants in this Award and the provisions regarding the forfeiture of Restricted Stock Units and shares of Common Stock shall survive termination of the Restricted Stock Units.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).

(i) It is intended that any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.

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